Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday
Executive Vice President and
Chief Financial Officer
978.282.7597
or
Tom Baker
Vice President, Finance
978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2010 First Quarter Results

GLOUCESTER, MA, January 28, 2010 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal year 2010 first quarter ended January 1, 2010.

Revenue for the first quarter of fiscal year 2010 totaled $141.3 million, compared to revenue of $107.4 million for the same period a year ago. Varian Semiconductor recorded net income of $16.6 million, or $0.22 per diluted share during the first quarter of fiscal year 2010, compared to net loss of $13.6 million, or $0.19 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “In 2010, we are anticipating a recovery in our core business combined with noteworthy progress on our growth initiatives.”

Bob Halliday, chief financial officer, provided forward guidance for the second quarter of fiscal year 2010, “Our first quarter gross margin of 48.6% exceeded our guidance of 46.4%. Second quarter revenue is expected to be between $186 and $196 million. Earnings per diluted share are anticipated to range from $0.38 to $0.43.”

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is a leading supplier of ion implantation equipment used in the fabrication of semiconductor chips. Varian Semiconductor’s products are used by chip manufacturers worldwide to produce high-performance semiconductor devices. Customers have made Varian Semiconductor the market leader in ion implant because of its architecturally superior products that lower their costs and improve their productivity.

Varian Semiconductor provides support, training, and after-market products and services that help its customers to obtain high utilization and productivity, reduce operating costs, and extend capital productivity of customer investments through multiple product generations. Varian Semiconductor has ranked #1 in the VLSI Research Customer Satisfaction Survey 12 times over the last 13 years. Varian Semiconductor operates globally and is headquartered in Gloucester, Massachusetts. More information can be found on Varian Semiconductor’s web site at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

VSEA Announces FY 2010 Q1 Results	Page 2	January 28, 2010

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning Varian Semiconductor’s guidance for second quarter fiscal 2010 revenue, earnings per diluted share, market share, expected product plans, financial performance, market conditions, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the fiscal year ended October 2, 2009 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2010 Q1 Results	Page 3	January 28, 2010

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Three Months Ended
	January 1, 2010	January 2, 2009
	(unaudited)
Revenue
Product	$127,461	$92,028
Service	13,807	15,413

Total revenue	141,268	107,441
Cost of revenue	72,581	67,538

Gross profit	68,687	39,903

Operating expenses
Research, development and engineering	21,728	22,080
Marketing, general and administrative	26,103	26,760
Restructuring	—	6,249

Total operating expenses	47,831	55,089

Operating income (loss)	20,856	(15,186)
Interest income, net	865	1,715
Other expense, net	(504)	(82)

Income (loss) before income taxes	21,217	(13,553)
Provision for income taxes	4,595	5

Net income (loss)	$16,622	$(13,558)

Weighted average shares outstanding – basic	73,700	72,715
Weighted average shares outstanding – diluted	74,753	72,715
Net income (loss) per share – basic	$0.23	$(0.19)
Net income (loss) per share – diluted	$0.22	$(0.19)

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VSEA Announces FY 2010 Q1 Results	Page 4	January 28, 2010

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	January 1, 2010	October 2, 2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$230,048	$192,148
Short-term investments	45,670	44,043
Accounts receivable, net	92,489	115,002
Inventories	112,198	100,764
Deferred income taxes	18,511	19,601
Other current assets	22,595	22,188

Total current assets	521,511	493,746

Long-term investments	103,192	86,439
Property, plant and equipment, net	64,367	65,785
Long-term deferred income taxes	6,845	5,325
Other assets	14,953	14,944

Total assets	$710,868	$666,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$624	$610
Accounts payable	30,656	26,449
Accrued expenses	24,032	22,812
Income taxes payable	2,557	1,820
Product warranty	3,932	3,943
Deferred revenue	29,239	27,098

Total current liabilities	91,040	82,732

Long-term accrued expenses and other liabilities	71,175	66,285
Long-term debt	1,431	1,592

Total liabilities	163,646	150,609

Stockholders’ equity
Common stock	951	945
Capital in excess of par value	627,583	612,930
Less: Cost of treasury stock	(714,877)	(714,877)
Retained earnings	632,673	616,051
Accumulated other comprehensive income	892	581

Total stockholders’ equity	547,222	515,630

Total liabilities and stockholders’ equity	$710,868	$666,239

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